AVIATION INDUSTRIES COMPLETES AQUISITON
              OF MAGNOLIA TOURS AND TRANSPORTATION
         Transaction Marks Second Acquisition Completed

Fort Lauderdale, Florida, August 18, 1998-Aviation Industries Corporation (OTC Bulletin Board: AVIA) today reported that it has completed the acquisition of Biloxi, Mississippi-base Magnolia Tours and Transportation, a motor coach transportation company operating in the Mississippi Gulf Coast area. Terms of the transaction were not disclosed.

Magnolia Tours and Transportation provides a wide range of motor coach-based transportation services, including airport transfers for visitors traveling to and from Mississippi Gulf Coast casino and hotel, shuttle services and local area tours.

"This transaction marks the second acquisition undertaken as a prelude to our pending merger with Integrated Marketing Professionals," commented William G. Forhan, Chairman of Aviation Industries. "Magnolia is well established in the Gulf Coast market and offers opportunities to further expand our revenue base. Our immediate plans call for the replacement of its fleet of five motor coaches with brand new 54 passenger coaches offering state-of-the-art audio and visual equipment, first class passenger amenities, and the utmost in comfort and safety. We also plan to use these new coaches to offer vacationers optional trips to places such as New Orleans. This will allow us to further capitalize on the continued growth of the Gulf Coast market, including the increasing growing number of large groups and conventions being drawn to the area."

Aviation Industries Corp., which holds an equity position in Newark, N. J.-based KIWI International Air Lines, is in the process of acquiring Integrated Marketing Professionals, Inc.

Integrated Marketing Professionals, Inc. formerly known as Casino Airlink, Inc. is a diversified travel and leisure company. The Company is the exclusive provider of packaged casino vacations from five cities in Florida, three cities in Texas, Tulsa, Oklahoma, and Atlanta, Georgia to the Mississippi Gulf Coast, which include non-stop, round trip jet service, destination airport transfers, ground handling, 2-3 night deluxe hotel accommodations, nightly buffet meals and access to 24-hour Las Vegas style gaming and entertainment.

Statements about the Company's future expectations including future revenues and earnings, and all other statements in the press release other than historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. Since these statements involve risks and uncertainties and are subject to change at any time, the Company's actual results could differ materially from expected results.